Exhibit 23.1



                         CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statements (Form F-3 and Form S-8) pertaining to Rada Electronic Industries Ltd. 1993, 1994, 1996, 1999 Stock Option Plans and warrants to directors and pertaining to the Prospectus of Rada Electronic Industries Ltd. for the registration of 13,507,146 of its Ordinary shares of our report dated March 31, 2004, with respect to the consolidated financial statements of Rada Electronic Industries Ltd. included in the Annual Report (Form 20-F) for the year ended December 31, 2003.






                                 /s/ Kost Forer Gabbay & Kasierer
                                     KOST FORER GABBAY & KASIERER
                                     A Member of Ernst & Young Global

Tel Aviv, Israel
April 15, 2004